Investors contact:
Susan Mesco
Cytogen Corporation
(609) 750-8213

Cytogen Reports First Quarter 2007 Financial Results

First quarter highlighted by U.S. introduction of oral mucositis therapy CAPHOSOL®

PRINCETON, N.J., May 9, 2007 -- Cytogen Corporation (NASDAQ: CYTO) today reported its financial results and business highlights for the first quarter of 2007.

Revenues were $4.8 million for the first quarter of 2007 compared to $4.4 million for the same period in 2006.  For the first quarter of 2007, Cytogen’s product revenues were comprised of sales of QUADRAMET® (samarium Sm-153 lexidronam injection) and PROSTASCINT® (capromab pendetide).  Cytogen’s first quarter 2007 results do not include revenues from CAPHOSOL® and SOLTAMOX™ (tamoxifen citrate), which were introduced in March 2007 and August 2006, respectively.  In accordance with U.S. generally accepted accounting principles (GAAP), Cytogen will not recognize revenue on shipments of CAPHOSOL or SOLTAMOX in its consolidated statement of operations until it has sufficient information to estimate product returns.

Total operating expenses for the first quarter of 2007 increased to $15.0 million versus $11.8 million for the first quarter of 2006 primarily due to costs associated with the launches of CAPHOSOL and SOLTAMOX.  Cytogen reported a net loss of $4.8 million, or $0.16 per diluted share for the first quarter of 2007, compared to a net loss of $7.7 million, or $0.34 per diluted share, for the same period in 2006.  Cytogen’s financial results for the first quarter of 2007 were favorably impacted by a $4.0 million cash settlement from a previously filed lawsuit.

“The first quarter of 2007 was a very exciting and productive time for Cytogen,” said Michael D. Becker, president and chief executive officer.  “With the U.S. introduction of CAPHOSOL we have substantially expanded our near- and long-term growth potential.  The rollout of CAPHOSOL is underway and we have already made great progress in providing the oncology community with information on and access to CAPHOSOL.  Oral mucositis is one of the most common debilitating and painful side effects of cancer therapy and historically this patient population has been significantly underserved.  Given the significant unmet medical need for these patients and caregivers, it is extremely gratifying to offer a safe and effective treatment for managing the oral complications associated with cancer therapy,” Mr. Becker added.

Selected First Quarter Highlights

·    In March 2007, Cytogen announced that five abstracts will be presented or published at upcoming major medical meetings.  The data will include various Phase 1 clinical results for QUADRAMET in combination settings for the treatment of metastatic bone disease arising from prostate cancer and multiple myeloma, as well as data from a study evaluating the outcomes of prostate cancer patients based on the findings of PROSTASCINT imaging. Cytogen is advancing numerous clinical initiatives to expand the market potential for both QUADRAMET and PROSTASCINT.

·    In March 2007, Cytogen began commercializing CAPHOSOL in the U.S. and launched Caphosol Relieves Oral Mucositis or CARE OM™, an educational support program for patients and caregivers.

·    In March 2007, the National Cancer Institute, part of the National Institutes of Health (NIH), initiated a randomized Phase 2 study to evaluate QUADRAMET in combination with the NIH’s targeted therapeutic vaccine, PSA-TRICOM, for patients with progressive hormone-refractory prostate cancer who have failed docetaxel-based regimens.  Cytogen continues to explore studies with cooperative groups to advance its data-driven strategy for QUADRAMET in a cost efficient manner.

·    In February 2007, investigators initiated the first human clinical study of CYT-500, Cytogen’s proprietary radiolabled monoclonal antibody targeted to prostate-specific membrane antigen or PSMA.  The Phase 1 study will investigate the safety and tolerability of CYT-500 and determine the optimal antibody mass and therapeutic dose for further studies.

·    In February 2007, Cytogen received a $4 million cash settlement from a previously filed lawsuit.

·    In February 2007, clinical investigators presented positive data at the 2007 Prostate Cancer Symposium highlighting growth opportunities for PROSASCINT and QUADRAMET.  Presentations included seven-year survival data demonstrating that the use of PROSTASCINT independently predicts the recurrence of prostate cancer, as well as interim Phase 1 data for QUADRAMET in combination with taxane-based chemotherapy for prostate cancer patients.

·    In February 2007, the American Brachytherapy Society's peer-reviewed journal, Brachytherapy, published a seven-year survival study demonstrating the potential for PROSTASCINT fusion imaging to help determine patient-specific treatment regimens for prostate cancer patients undergoing brachytherapy.

·    In January 2007, the National Comprehensive Cancer Network or NCCN, expanded PROSTASCINT’s role in its clinical practice guidelines to include recurrent disease.  Expanded inclusion in the NCCN’s guidelines further reinforces the value of PROSTASCINT for evaluation of prostate cancer patients suspected of having locally recurrent disease.

Marketed Products

Cytogen’s specialized sales force currently markets three therapeutic products (CAPHOSOL, QUADRAMET, and SOLTAMOX) and one diagnostic product (PROSTASCINT) to the U.S. oncology market.  QUADRAMET is a skeletal targeting radiopharmaceutical for the treatment of pain arising from cancer that has spread to the bone.  PROSTASCINTis the first and only commercial monoclonal antibody-based agent that targets prostate-specific membrane antigen (PSMA) to image the extent and spread of prostate cancer.  CAPHOSOLis an advanced electrolyte solution for the treatment of oral mucositis and dry mouth that is approved in the U.S. as a prescription medical device and SOLTAMOX is the first liquid hormonal therapy approved in the U.S. for the treatment of breast cancer in adjuvant and metastatic settings.

Sales of QUADRAMET were $2.4 million for the quarter ended March 31, 2007 compared to $2.3 million for the same period in 2006.

Sales of PROSTASCINT increased to $2.5 million for the quarter ended March 31, 2007 compared to $2.2 million for the same period of 2006.

In March 2007, Cytogen introduced CAPHOSOL to the U.S. oncology market and in August 2006, the Company introduced SOLTAMOX to the U.S. oncology market.  In connection with the commercial introductions of CAPHOSOL and SOLTAMOX, Cytogen began supplying the distribution channels to support initial patient demand for the products.  In accordance with GAAP, Cytogen has not recognized revenue from these shipments in its financial statements.  Cytogen will recognize CAPHOSOL and SOLTAMOX revenues in its consolidated statement of operations when the Company has sufficient information to estimate expected product returns.

Selling, general and administrative expenses

Selling, general and administrative (SG&A) expenses for the first quarter of 2007 were in line with the Company’s 2007 full year financial guidance at $10.5 million versus $6.2 million for the first quarter of 2006.   The increase in SG&A expense primarily reflected higher sales and marketing expenses related to the introductions of CAPHOSOL and SOLTAMOX.  Cytogen continues to expect selling, general and administrative expenses for the full year of 2007 to be in the range of $38.0 to $42.0 million.

Research and development expenses

Cytogen’s research and development expenses for the first quarter of 2007 were $1.6 million versus $3.0 million for the first quarter of 2006.  The decrease in research and development expenses was attributable to preclinical expenditures for CYT-500 incurred in 2006, as well as the timing of development expenditures for QUADRAMET.  Cytogen  continues to expect research and development expenses for the full year of 2007 to be in the range of $9.0 and $11.0 million due to the continued investment in the Company’s oncology pipeline.  This includes the initiation of a Phase 2 study evaluating QUADRAMET and docetaxel for the treatment of hormone-refractory prostate cancer and a Phase 2 study evaluating QUADRAMET and bortezomib for the treatment of multiple myeloma.  In 2007, Cytogen also expects to expand its combination strategy for QUADRAMET to include breast cancer through the initiation of a Phase 2 trial evaluating QUADRAMET in combination with hormonal therapy and a Phase 1 trial evaluating QUADRAMET and albumin-bound paclitaxel.  In addition, in early 2007, the Company initiated a Phase 1 clinical trial for CYT-500, a third-generation radiolabeled antibody under development for the treatment of prostate cancer.

Cash and cash equivalents

Cytogen's cash and cash equivalents as of March 31, 2007 were $25.6 million compared to $32.5 million as of December 31, 2006.  The decrease in cash was attributable to cash used for operations to support continuing marketing initiatives of marketed products and the commercial launch of CAPHOSOL, partially offset by the receipt of $4.0 million related to the favorable settlement of previously filed litigation.

Conference call and webcast information

Cytogen will broadcast its quarterly investor conference call live over the Internet today Wednesday May 9, 2007, beginning at approximately 4:15 p.m. eastern daylight time (EDT).  The dial-in number for the U.S. is 866-713-8310 and the dial-in number for international callers is 617-597-5308.  The pass code number is 40590748.  This event can also be accessed from Cytogen's Web site at www.cytogen.com on the “Investor Relations” page.  A link to the webcast is also available under the Calendar of Events header.  The event will be archived and available for replay starting approximately one hour after the call and continuing for 7 days thereafter.  The replay dial-in number for the U.S. is 888-286-8010 and the dial-in number for international callers is 617-801-6888.  The replay pass code number is 38419137.

About Cytogen

Cytogen is a specialty pharmaceutical company dedicated to advancing the treatment and care of cancer patients by building, developing, and commercializing a portfolio of oncology products.  The Company’s specialized sales force currently markets three therapeutic products and one diagnostic product to the U.S. oncology market.  CAPHOSOL® is an advanced electrolyte solution for the treatment of oral mucositis and dry mouth that is approved in the U.S. as a prescription medical device.  QUADRAMET® is approved for the treatment of pain in patients whose cancer has spread to the bone.  PROSTASCINT® is a PSMA-targeting monoclonal antibody-based agent to image the extent and spread of prostate cancer and SOLTAMOX™ is the first liquid hormonal therapy approved in the U.S. for the treatment of breast cancer in adjuvant and metastatic settings. The Company is also developing CYT-500, a third-generation radiolabeled antibody to treat prostate cancer.  Cytogen’s product-focused strategy centers on attaining sustainable growth through clinical, commercial, and strategic initiatives.

A copy of the full prescribing information for CAPHOSOL, QUADRAMET, PROSTASCINT and SOLTAMOX, including Boxed Warnings, warnings, precautions, adverse events and other safety information may be obtained in the U.S. from Cytogen Corporation by calling toll-free 800-833-3533 or by visiting the web site at http://www.cytogen.com.  The Company’s website is not part of this press release.

This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and investors are cautioned not to put any undue reliance on any forward-looking statement. There are a number of important factors that could cause Cytogen's results to differ materially from those indicated by such forward-looking statements. In particular, Cytogen's business is subject to a number of significant risks, which include, but are not limited to: the risk of launching a new product, the risk of raising additional capital, the risk of successfully marketing its products; the risk of obtaining the necessary regulatory approvals; the risk of whether products result from development activities; the risk of shifts in the regulatory environment affecting sales of Cytogen's products, such as third-party payor reimbursement issues; the risk associated with Cytogen's dependence on its partners for development of certain projects, as well as other factors expressed from time to time in Cytogen's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Cytogen's periodic filings with the SEC.  All information in this press release, including the forward-looking statements contained herein, are made only as of the date of this press release.

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(Financial schedules to follow)

Cytogen Corporation and Subsidiaries
(All amounts in thousands except per share data)
(Unaudited)

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2007	2006

Revenues:
Product revenue	4,806	4,440
Contract revenue	2	2
Total revenues	4,808	4,442

Operating expenses:
Cost of product revenue	2,902	2,362
Selling, general and administrative	10,541	6,237
Research and development	1,604	3,036
Equity in loss of joint venture	--	133
Total operating expenses	15,047	11,768

Interest income, net	366	291
Advanced Magnetics, Inc. litigation settlement, net	3,946	--
(Increase) decrease in value of warrant liability*	1,095	(631)

Net loss	($4,832)	($7,666)

Basic and diluted net loss per share	($0.16)	($0.34)

Weighted average common shares outstanding	29,606	22,474

* Reflects a mark-to-market change in the value of outstanding warrants issued in 2006 and 2005.

Cytogen Corporation and Subsidiaries
(All amounts in thousands)
(Unaudited)

Condensed Consolidated Balance Sheets

	3/31/07	12/31/06

Assets:
Cash and cash equivalents	$25,585	$32,507
Accounts receivable, net	2,176	2,113
Inventories	3,889	2,538
Property and equipment, net	780	691
Product license fees, net	11,300	11,612
Other assets	6,028	4,892
Total assets	$49,758	$54,353

Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	$10,909	$10,104
Other current liabilities	86	64
Warrant liabilities	5,369	6,464
Other long-term liabilities	92	59
Stockholders’ equity	33,302	37,662
Total liabilities and stockholders’ equity	$49,758	$54,353